EXHIBIT 5.1

[Letterhead of Goodmans LLP]

July 30, 2004
United States Securities and Exchange Commission
450 5th Street NW
Judiciary Plaza
Washington, D.C.
20549

Dear Sirs:

Re:	Mamma.com Inc. Issuance of Common Shares

We have acted as counsel in the Province of Ontario to Mamma.com Inc. (f/k/a Intasys Corporation) (the “Company”) in connection with the issuance of 1,515,980 common shares of the Company (the “Common Shares”) and warrants (the “Warrants”) exercisable for 751,392 Common Shares (the “Warrant Shares”), all of which are to be registered pursuant to a Registration Statement on Form F-3 of the Company.

For the purposes of the opinions hereinafter expressed, we have considered such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of other certificates, documents and records as we have considered relevant or necessary. We have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies or facsimiles thereof, and the legal power, capacity and authority of all natural persons signing in their individual capacities.

We are solicitors qualified to carry on the practice of law in the Province of Ontario and the opinions hereinafter expressed are limited to the laws of the Province of Ontario and are based on legislation and regulations in effect on the date hereof. We assume no obligation to update these opinions to take into account any changes in laws after the date hereof.

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Based and relying upon, and subject to the foregoing, we are of the opinion that:

1.	All necessary corporate action has been taken by the Company to issue the Common Shares, and, the Company having received consideration for the Common Shares, the Common Shares are validly issued by the Company as fully paid and non-assessable securities.

2.	The Warrant Shares have been conditionally allotted to be issued upon due exercise of the Warrants and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable securities.

This opinion is given to you as of the date hereof only and we disclaim any obligations to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

This opinion letter is provided solely for the benefit of the party to whom it is addressed in connection with the issuance of the Common Shares and Warrant Shares. We hereby consent to the use of this letter as an exhibit to the Registration Statement on Form F-3 to be filed by the Company. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Goodmans LLP

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